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                                                                   Exhibit 10.25

                                     [LOGO]

                                  CASTLE BRANDS

August 4, 2005

Mr. David Phelan
Executive Vice President, Castle Brands Inc.
Managing Director, Castle Brands Spirits Group Limited
Victoria House
Haddington Road
Dublin 4
Ireland

Dear Dave:

Based on our letter agreement of August 4, 2005 (the "Agreement"), we have mutually agreed that you will become a consultant to Castle Brands Inc. ("CBI"), effective October 1, 2005, on the terms outlined in the accompanying Agreement. This supplemental consulting agreement has been drafted to clarify several items, at the request of our Irish Counsel.

1. CONSULTING STATUS - As a consultant, you will no longer be an employee, as it relates to Irish tax, employment law or employment benefits.

2. TAX RELEASE - As a consultant, you will assume the responsibility for any employment taxes, income taxes or other levies that may become due as a result of your consulting, but with the understanding that we will reimburse you for any VAT payments, to the extent that you are required to charge VAT.

3. RELEASE - As a consultant, you accept payment under the Agreement, in full payment and satisfaction of all of your claims, rights and interests against CBI, its subsidiaries and affiliates, except for any vested benefits under any employment benefit plan(s) to which you may be entitled, and you hereby release and forever discharge CBI, its subsidiaries and affiliates and their respective past and present officers, directors, employees, representatives, agents, attorneys, successors and assigns from all claims and liabilities of any nature, including but not limited to all actions, causes of actions, suits, debts, sums of money, attorneys' fees, costs or other claims whatsoever, known or unknown, at law or in equity, that you now have or will ever have arising out of any event, action or inaction occurring prior to or on the effective date of the Agreement. Without limiting the generality of the foregoing, you specifically release and discharge any and all claims and causes of action arising from your employment at CBI arising out of all applicable Irish or United States laws and regulations.
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Mr. David Phelan
August 4, 2005
Page 2


We look forward to working with you in this new relationship. Please indicate your acceptance of the terms hereof by signing and returning the enclosed copies of the Agreement and this letter, which will become effective upon execution.

Very best regards,

Castle Brands Inc.                      Castle Brands Spirits Group Limited


By: /s/ Mark Andrews                    By: /s/ Matthew MacFarlane
    ---------------------------------   ----------------------------------------
Name: Mark Andrews                      Name: Mathew MacFarlane
Title: Chairman and CEO                 Title: Chief Financial Officer

Accepted and agreed
as of the date first written above:


/s/ David Phelan
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David Phelan